CLASS ACTION SETTLEMENT AGREEMENT
This Class Action Settlement Agreement (“Agreement”) is made by and between plaintiffs Brenda Price and Justin Price (“Plaintiffs”) and defendant Mistras Group, Inc. (“Defendant”). Plaintiffs and Defendant collectively are referred to in this Agreement as the “Parties.”
I.DEFINITIONS
In addition to other terms defined in this Agreement, the terms below have the following meaning in this Agreement:
1.“Actions” means the Class Action that was filed in California state court and any amendments thereto, which is captioned Price, et al. v. Mistras Group, Inc., et al, Case No. 20STCV22485, pending in Superior Court of the State of California, County of Los Angeles and the PAGA Action that was filed in California state court and any amendments thereto, which is captioned Price, et al. v. Mistras Group, Inc., et al., Case No. 20LBCV00408, pending in Superior Court of the State of California, County of Los Angeles.
2.“Aggrieved Employees” means all individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the PAGA Period.
3.“Class” means all individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the Class Period.
4.“Class Counsel” means Norman B. Blumenthal, Kyle R. Nordrehaug, and Aparajit Bhowmik of Blumenthal Nordrehaug Bhowmik De Blouw LLP.
5.“Class Counsel Fees Payment” and “Class Counsel Litigation Expenses Payment” mean the amounts to be paid to Class Counsel for fees and expenses, respectively, as approved by the Court, to compensate Class Counsel for their legal work in connection with the Actions, including their pre-filing investigation, their filing of the Actions, all related litigation activities, all Settlement work, all post-Settlement compliance procedures, and related litigation expenses billed in connection with the Actions.
6.“Class Data” means, for each Class Member, his or her name; last-known mailing address; Social Security number; his or her employee identification number; his or her email address (if known); and his or her dates of employment or weeks worked during the Class Period as a Class Member and pay periods worked during the PAGA Period. The workweeks allotted to the Class Members will exclude workweeks through February 17, 2017 for any Class Members who were also members of California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3-15-cv-02198-EMC (“Viceral”).
7.“Class Member” is a member of the Class.
8.“Class Notice” means the Notice of Proposed Settlement of Class Action and Hearing Date for Final Court Approval substantively in the form attached hereto as Exhibit A to this Agreement and incorporated by reference into this Agreement.
9.“Class Notice Packet” means the Class Notice to be provided to the Class Members by the Settlement Administrator in the form set forth as Exhibit A to this Agreement (other than formatting changes to facilitate printing by the Settlement Administrator).
10.“Class Period” means the period of time from June 10, 2016 through July 31, 2021, with the exception of any Class members who were part of the California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3:15-cv-02198-EMC (“Viceral”) whose Class Period is limited to February 18, 2017 through July 31, 2021.
11.“Class Representative Service Payment” means the service payment made to each of the Plaintiffs in their capacity as Class Representative in order to compensate them for initiating the Actions, performing work in support of the Actions, undertaking the risk of liability for Defendant’s expenses in the event Plaintiffs were unsuccessful in the prosecution of the Actions, and for the general release of all claims by the Plaintiffs.
12.“Court” means the Superior Court of California, County of Los Angeles.
13.“Defendant” means Mistras Group, Inc.
14.“Defendant’s Counsel” means Christina T. Tellado, and Samuel J. Stone of Holland & Knight LLP.
15.“Effective Date” means the date by which all of the following have occurred:
1.This Agreement is approved by the Court; and
2.The Judgment becomes Final as defined in Section I(Q) of this Agreement.
16.“Election Not to Participate in Settlement” means the written request by a Class Member to exclude himself or herself from the Settlement submitted in accordance with the instructions in the Class Notice.
17.“Final” means the last of the following dates, as applicable:

1.If no objection to the Settlement is made, the date the Judgment is entered.
2.If an objection to the Settlement is made and Judgment is entered, but no appeal is filed, the last date on which a notice of appeal from the Judgment may be filed and none is filed.
3.If Judgment is entered and a timely appeal from the Judgment is filed, the date the Judgment is affirmed and is no longer subject to appeal.
18.“Final Approval Hearing” means the hearing to be conducted by the Court to determine whether to approve finally and implement the terms of this Agreement and enter the Judgment.
19.“Gross Settlement Amount” means Two Million Three Hundred Thousand Dollars ($2,300,000) to be paid by Defendant as provided by this Agreement. This Gross Settlement Amount is an all-in amount without any reversion to Defendant and shall be inclusive of all payments of Settlement Shares to the Participating Class Members, Settlement Administration Expenses, Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, Class Representative Service Payments, and the PAGA Payment, and excluding any employer payroll taxes, if any, due on the portion of the Settlement Shares allocated to wages which shall not be paid from the Gross Settlement and shall be the separate additional obligation of Defendant. The Gross Settlement Amount is all in with no reversion to Defendant and shall be paid without the need to submit a claim form.
20.“Judgment” means the Final Approval Order and Judgment entered by the Court substantially in the forms attached hereto as Exhibit C to this Agreement and incorporated by reference into this Agreement.
21.“Net Settlement Amount” means the Gross Settlement Amount less the Court-approved amounts for the Class Representative Service Payments, the Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, the PAGA Payment, and the Settlement Administration Expenses.
22.“Non-Participating Class Member” means a Class Member who submits a valid and timely Election Not to Participate in Settlement.
23.“PAGA Period” means the period of time from June 1, 2019 through July 31, 2021.
24.“Participating Class Member” means a Class Member who does not submit a valid and timely Election Not to Participate in Settlement.
25.“Preliminary Approval of the Settlement” means the Court’s Order Granting Preliminary Approval of the Settlement substantially in the form attached hereto as Exhibit B to this Agreement and incorporated by this reference herein.

26.“Qualifying Workweeks” means the total number of calendar weeks that each member of the Class was employed by Defendant in California as a non-exempt employee during the Class Period.
27.“Released Parties” collectively mean: Defendant, Defendant’s past and present corporate affiliates, subsidiaries, divisions, related entities, divested businesses and business units, and the board members, officers, employees, agents, representatives, insurers and attorneys of any of the same.
28.“Settlement” means the disposition of the Actions and all related claims effectuated by this Agreement.
29.“Settlement Administrator” means the third party settlement administrator proposed by the Parties, as approved by the Court.
30.“Settlement Share” means each Participating Class Member’s share of the Net Settlement Amount as provided by this Agreement.

II.RECITALS
31.On June 10, 2020, plaintiff Justin Price filed a Complaint against Defendant in the Superior Court of the State of California, County of Los Angeles (“Class Action”). Plaintiff Justin Price asserted claims that Defendant:
a)Violated California Business and Professions Code § 17200 et seq.;
b)Failed to Pay Minimum Wages in Violation of Cal. Lab. Code §§ 1194, 1197 & 1197.1’
c)Failed to pay overtime wages in violation of California Labor Code § 510, et seq.;
d)Failed to provide required meal periods in violation of California Labor Code §§ 226.7 & 512 and the applicable IWC Wage Order;
e)Failed to provide required rest periods in violation of California Labor Code §§ 226.7 & 512 and the applicable IWC Wage Order;
f)Failed to provide accurate itemized wage statements in violation of California Labor Code § 226;
g)Failed to reimburse employees for required expenses in violation of California Labor Code § 2802; and,

h)Failed to provide wages when due in violation of California Labor Code §§ 201, 202 and 203.
32.On September 18, 2020, plaintiff Justin Price filed a Complaint against Defendant in the Superior Court of the State of California, County of Los Angeles (“PAGA Action”). Plaintiff Justin Price asserted a single cause of action seeking Civil Penalties Pursuant to Labor Code § 2699, et seq. for violations of Labor Code §§ 201, 202, 203, 204 et seq., 210, 226(a), 226.7, 351, 510, 512, 558(a)(1)(2), 1194, 1197, 1197.1, 1198, 2802, California Code of Regulations, Title 8, Section 11040, Subdivision 5(A)-(B).
33.On September 24, 2020, plaintiff Justin Price filed a First Amended Complaint in the PAGA Action
34.On March 15, 2021, Plaintiffs filed a First Amended Complaint in the Class Action adding plaintiff Brenda Price.
35.On February 16, 2021, the Parties participated in an all-day mediation presided over by Jeffrey Krivis, a respected mediator of wage and hour representative and class actions. Following the mediation, each side, represented by its respective counsel, were able to agree to settle the Actions based upon a mediator’s proposal which was memorialized in the form of a Memorandum of Understanding. This Agreement replaces and supersedes the Memorandum of Understanding and any other agreements, understandings, or representations between the Parties.
36.This Agreement represents a compromise and settlement of highly disputed claims. Nothing in this Agreement is intended or will be construed as an admission by Defendant that the claims in the Actions of Plaintiffs or the Class have merit or that Defendant bears any liability to Plaintiffs or the Class on those claims or any other claims, or as an admission by Plaintiffs that Defendant’s defenses in the Actions have merit. The Parties agree to certification of the Class for purposes of this Settlement only. If for any reason the settlement does not become effective, Defendant reserves the right to contest certification of any class for any reason and reserves all available defenses to the claims in the Actions.

Based on these Recitals that are a part of this Agreement, the Parties agree as follows:
III.SETTLEMENT TERMS AND CONDITIONS
37.Consolidation of Actions. Upon the execution of this Agreement, the Parties hereto by and through their counsel are authorized to stipulate to and obtain an order for the consolidation of both complaints filed in the Actions into one complaint in the first filed Class Action.

38.Gross Settlement Amount. Subject to the terms and conditions of this Agreement, the Gross Settlement Amount that Defendant will pay under this Settlement is Two Million Three Hundred Thousand Dollars ($2,300,000). This amount is all-inclusive of all payments contemplated in this resolution, excluding any employer-side payroll taxes on the portion of the Settlement Shares allocated to wages which shall be separately paid by Defendant to the Settlement Administrator. All of the Gross Settlement Amount will be disbursed pursuant to this Agreement without the need to submit a claim form and none of the Gross Settlement Amount will revert to Defendant.
39.Payments from the Gross Settlement Amount. Subject to the terms and conditions of this Agreement, the Settlement Administrator will make the following payments out of the Gross Settlement Amount:
a)To Plaintiffs: In addition to the Settlement Shares to be paid to Plaintiffs, Plaintiffs will apply to the Court for an award of not more than $10,000 each as Class Representative Service Payments, which is combined total of $20,000 in Class Representative Service Payments. Defendant will not oppose Class Representative Service Payments of no more than $10,000 for each of the Plaintiffs. The Settlement Administrator will pay the Class Representative Service Payments approved by the Court out of the Gross Settlement Amount. If the Court approves a Class Representative Service Payments of less than $10,000, for each of the Plaintiffs, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members. Payroll tax withholding and deductions will not be taken from the Class Representative Service Payments and instead a Form 1099 will be issued to each of the Plaintiffs with respect to the payments who will assume full responsibility and liability for the taxes due on their Class Representative Service Payments.
b)To Class Counsel: Class Counsel will apply to the Court for an award of not more than One-Third of the Gross Settlement Amount, which is presently $766,666, as their Class Counsel Fees Payment and an amount not more than $30,000 for all expenses incurred as documented in Class Counsel’s billing records as their Class Counsel Litigation Expenses Payment. Defendant will not oppose their request for a Class Counsel Fees Payment and Class Counsel Litigation Expenses Payment consistent with this Agreement and approved by the Court. The Settlement Administrator will pay the amounts approved by the Court out of the Gross Settlement Amount. If the Court approves a Class Counsel Fees Payment or a Class Counsel Litigation Expenses Payment of less than these amounts, which are presently $766,666, and $30,000 respectively, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members. Payroll tax withholding and deductions, if any, will not be taken from the Class Counsel Fees Payment and Class Counsel Litigation Expenses Payment and instead one or more Forms 1099 will be issued to Class Counsel with respect to those payments. The payment of the Class Counsel Fees Payment and Class Counsel Litigation Expenses Payment shall be made to Class Counsel.
c)The PAGA Payment. The Parties will seek approval from the Court for the PAGA Payment of $50,000 out of the Gross Settlement Amount, which shall be allocated 75% ($37,500) to the LWDA as the LWDA’s share of the settlement of civil penalties paid under this Agreement pursuant to the PAGA and 25% ($12,500) will be distributed to the Aggrieved Employees based on their respective pay periods worked during the PAGA Period. If the Court approves a PAGA Payment of less than $50,000, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members. All Aggrieved Employees will be sent their share of the PAGA Payment and will be subject to the release of the Released PAGA Claims as set forth below, whether or not they opt out of the Settlement. One hundred percent (100%) of the PAGA Payment is in settlement of claims for penalties and not be subject to wage withholdings, and shall be reported on IRS Form 1099.
d)To the Settlement Administrator. The Settlement Administrator will pay out of the Gross Settlement Amount to itself its reasonable fees and expenses that are documented and approved by the Court in an amount not to exceed $20,000 (“Settlement Administration Expenses”). To the extent the Settlement Administration Expenses that are documented and approved by the Court are less than $20,000, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members.
40.Payments From the Net Settlement Amount. The Net Settlement Amount shall include the following payments after the deductions have been made from the Gross Settlement Amount as described in this Agreement. The Net Settlement Amount shall include the following:
a)Settlement Share. Subject to the terms and conditions of this Agreement, the Settlement Administrator will pay a Settlement Share from the Net Settlement Amount to each Participating Class Member. The submission of a claim form is not required to be paid.
b)Calculation. Each Participating Class Member will be entitled, provisionally, to a share or shares of the Net Settlement Amount. The Settlement Share for each Participating Class Member will be calculated as follows: (i) Defendant shall provide the Settlement Administrator with the Class Data; (ii) the Settlement Administrator shall then divide the Net Settlement Amount by the total number of Qualifying Workweeks for all the Participating Class Members to determine a dollar amount per week (“Weekly Rate”); and (iii) the Settlement Administrator shall then take the number of Qualifying Workweeks worked by each Participating Class Member and multiply it by the Weekly Rate to calculate their Settlement Share.
c)Withholding.
a.Subject to approval by the Court, One-Third of each Participating Class Member’s Settlement Share is in settlement of wage claims (the “Wage Portion”). Accordingly, the Wage Portion is subject to wage withholdings, and shall be reported on IRS Form W-2 and shall be paid for from the Gross Settlement Amount. The Settlement Administrator shall be responsible for remitting to the tax authorities employees’ and employer’s share of all payroll taxes on the Wage Portion.
b.Subject to approval by the Court, Two-Thirds of each Participating Class Member’s Settlement Share is in settlement of claims for interest and penalties allegedly due to employees (collectively the “Non-Wage Portion”). The Non-Wage Portion shall not be subject to wage withholdings, and shall be reported on IRS Form 1099.
d)Effect of Non-Participating Class Members. Non-Participating Class Members will receive no Settlement Share, and their Election Not to Participate in Settlement will reduce neither the Gross Settlement Amount nor the Net Settlement Amount. Their respective Settlement Shares will remain a part of the Net Settlement Amount for distribution to Participating Class Members on a pro rata basis relative to their Settlement Shares.
e)Class Size Modification. Defendant has represented that based on data available at the time of mediation, the Class consists of an estimated total of 1,136 Class Members who worked 125,357 workweeks between June 10, 2016 and April 23, 2021. In regard hereto, Defendant will provide a declaration under oath confirming the number of Class Members and workweeks they worked prior to the filing of the Motion for Preliminary Approval. The Gross Settlement Amount will increase proportionally with added workweeks through July 31, 2021 and if the number is more than 10% of the workweeks estimate stated herein, i.e., exceeds 137,892 workweeks, subject to Defendant’s right, but not the obligation, to revoke this Agreement in lieu of an increase to the Gross Settlement Amount. The estimated Class Members and applicable workweeks exclude workweeks through February 17, 2017 for Class Members who were members of California settlement class in Viceral.
41.Appointment of Settlement Administrator. After obtaining a quote from mutually acceptable and qualified settlement administrators, the Parties have mutually agreed to ask the Court to appoint Simpluris as the qualified administrator, to serve as the Settlement Administrator, which, as a condition of appointment, will agree to be bound by this Agreement with respect to the performance of its duties and its compensation. The Settlement Administrator’s duties will include preparing, printing, and mailing the Class Notice Packet to all Class Members; conducting a National Change of Address search to update Class Member addresses before mailing the Class Notice Packets; re-mailing Class Notice Packets that are returned to the Class Member’s new address; setting up a toll-free telephone number to receive calls from Class Members; receiving and reviewing for validity completed Elections Not to Participate in Settlement; providing the Parties with weekly status reports about the delivery of Class Notice Packets and receipt of completed Elections Not to Participate in Settlement; calculating Settlement Shares; issuing the checks to effectuate the payments due under the Settlement; issuing the tax reports required under this Settlement; and otherwise administering the Settlement pursuant to this Agreement. The Settlement Administrator will have the authority to resolve all disputes concerning the calculation of a Participating Class Member’s Settlement Share, subject to the dollar limitations and calculations set forth in this Agreement. The Settlement Administration Expenses, including the cost of printing and mailing the Class Notice Packet, will be paid out of the Gross Settlement Amount.
The Settlement Administrator shall have its own Employer Identification Number under Internal Revenue Service Form W-9 and shall use its own Employer Identification Number in calculating payroll withholdings for taxes and shall transmit the required employers’ and employees’ share of the withholdings to the appropriate state and federal tax authorities. The Settlement Administrator shall establish a settlement fund that meets the requirements of a Qualified Settlement Fund (“QSF”) under US Treasury Regulation section 468B-1.
42.Procedure for Approving Settlement.
a)Motion for Preliminary Approval of Settlement by the Court.
a.After Execution of this Settlement Agreement, Plaintiffs will file a Preliminary Approval Motion with the Court for an order giving Preliminary Approval of the Settlement, setting a date for the Final Approval Hearing, and approving the Class Notice (the “Motion for Preliminary Approval”). Any disagreement among the Parties concerning the Class Notice, the proposed orders, or other documents necessary to implement the Settlement will be referred to the mediator for resolution.
b.Class Counsel shall submit this Agreement and the motion for preliminary approval to the LWDA at the same time as they are submitted to the Court, as required by PAGA.
c.At the hearing on the Motion for Preliminary Approval, the Parties will jointly appear, support the granting of the motion, and submit an Order Granting Preliminary Approval of the Settlement substantially in the form evidenced by Exhibit B to this Agreement and incorporated by reference into this Agreement.
d.Should the Court decline to preliminarily approve material aspects of the Settlement (including but not limited to the scope of release to be granted by Participating Class Members or the binding effect of the Settlement on Participating Class Members), the Parties shall work together in good faith to address any concerns raised by the Court and propose a revised Settlement for the Court’s approval.
b)Notice to Class Members. After the Court enters an Order Granting Preliminary Approval of the Settlement, every Class Member will be sent the Class Notice Packet (which will include the Class Notice completed to reflect the Order Granting Preliminary Approval of the Settlement and showing the Class Member’s Settlement Share) as follows:
a.No later than 14 days after the Court enters an Order Granting Preliminary Approval of the Settlement, Defendant will provide to the Settlement Administrator an electronic database containing each Class Member’s Class Data. If any or all of the Class Data is unavailable to Defendant, Defendant will so inform Class Counsel and the Parties will meet and confer to reach a resolution concerning the method to use to reconstruct or otherwise agree upon the Class Data prior to when it must be submitted to the Settlement Administrator. This information will otherwise remain confidential and will not be disclosed to anyone, except as required to applicable taxing authorities, in order to carry out the reasonable efforts described in section III.F.2.c., or pursuant to Defendant’s express written authorization or by order of the Court. All Class Data will be used for settlement notification and settlement administration and shall not be used for any other purpose by Class Counsel. This provision shall not be construed to impede Class Counsel’s ability to discharge their fiduciary duties to the Class, and if additional disclosures are necessary, Class Counsel will obtain written authorization of Defendant and/or an order from the Court.
b.The Settlement Administrator shall update the Class Data using the National Change of Address database prior to mailing the Class Notice Packets. Using best efforts to mail it as soon as possible, and in no event later than 14 days after receiving the Class Data, the Settlement Administrator will mail the Class Notice Packets to all Class Members via first-class regular U.S. Mail using the mailing address information provided by Defendant, unless modified by any updated address information that the Settlement Administrator obtains in the course of administration of the Settlement. The Class Notice, and any email containing the re-mailed Class Notice, shall include a Spanish translation.
c.If a Class Notice Packet is returned because of an incorrect address, the Settlement Administrator will promptly search for a more current address for the Class Member and re-mail the Class Notice Packet to the Class Member no later than seven (7) business days after the receipt of the undelivered Class Notice. The Settlement Administrator will also email a copy of the re-mailed Class Notice to the Class Member if there is an available email address in the Class Data. The Settlement Administrator will use the Class Data and otherwise work with Defendant to find a more current address. The Settlement Administrator will be responsible for taking reasonable steps, consistent with its agreed-upon job parameters, Court orders, and fee, as agreed to with Class Counsel and according to the following deadlines, to trace the mailing address of any Class Member for whom a Class Notice Packet is returned by the U.S. Postal Service as undeliverable. These reasonable steps shall include, at a minimum, the tracking of all undelivered mail; performing address searches for all mail returned without a forwarding address using available email addresses, phone numbers, social security numbers, credit reports, LinkedIn, and Facebook; and promptly re-mailing to Class Members for whom new addresses are found. If the Class Notice Packet is re-mailed, the response date for written objections, disputes and opt-outs will be extended an additional 15 days, this extended response date will be set forth in the re-mailed Class Notice, and the Settlement Administrator will note for its own records and notify Class Counsel and Defendant’s Counsel of the date and address of each such re-mailing as part of a weekly status report provided to the Parties.

d.As part of its weekly status report, the Settlement Administrator will inform Class Counsel and Defendant’s Counsel of the number of Elections Not to Participate in Settlement it receives (including the numbers of valid and deficient), and number of objections received.
e.Not later than 10 days before the date by which the Plaintiffs file the motion for final approval of the Settlement, the Settlement Administrator will provide the Parties for filing with the Court a declaration of due diligence setting forth its compliance with its obligations under this Agreement and detailing the Elections Not to Participate in Settlement it received (including the numbers of valid and deficient Elections) and objections received. Prior to the Final Approval Hearing, the Settlement Administrator will supplement its declaration of due diligence if any material changes occur from the date of the filing of its prior declaration.
c)Objections to Settlement; Disputes as to Workweeks allocated to Class Members; Elections Not to Participate in Settlement. Participating Class Members may submit objections to the Settlement and/or objections to the Class Counsel Fees Payment and/or Class Counsel Litigation Expenses Payment. Class Members may also submit disputes as to workweeks allocated to them and Elections Not to Participate in Settlement pursuant to the following procedures:
a.Objections to Settlement. The Class Notice will provide that only Participating Class Members who wish to object to the Settlement, Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, and/or the Class Representative Service Payments may object to the proposed Settlement, either in writing or orally at the Final Approval Hearing. Objections in writing must be submitted to the Settlement Administrator, postmarked not later than sixty (60) calendar days after the Settlement Administrator mails the Class Notice Packets. Written objections must set forth the grounds for the objection(s) and comply with the instructions in the Class Notice. If a Class Notice Packet is re-mailed, the response date for written objections will be extended an additional 15 days. Written objections may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice. Alternatively, Class Members shall be entitled to be heard at the Final Approval Hearing (whether individually or through separate counsel) to orally object to the Settlement, Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, and/or the Class Representative Service Payments. Non-Participating

Class Members shall have no ability to comment on or object to the Settlement.
b.Disputes as to Workweeks. Each Class Member shall also have sixty (60) calendar days after the Settlement Administrator mails the Class Notice Packets in which to dispute the workweeks the Class Notice allocates to them during the Class Period. A dispute may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice. Any notice of dispute shall be directed to the Settlement Administrator. Any dispute as to this allocation shall be resolved by the Settlement Administrator, with input and assistance from Defendant’s Counsel, where applicable. If a Class Notice Packet is re-mailed, the response date for disputes will be extended an additional 15 days.
c.Election Not to Participate in Settlement. The Class Notice also will provide that Class Members who wish to exclude themselves from the Settlement must mail to the Settlement Administrator postmarked not later than sixty (60) calendar days after the Settlement Administrator mails the Class Notice Packets, a signed Election Not to Participate in Settlement. If a Class Notice Packet is re-mailed, the response date for opt-outs will be extended an additional 15 days. To be valid, an Election Not to Participate in Settlement must be timely and must comply with the instructions in the Class Notice. An Election Not to Participate may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice If a question is raised about the authenticity of a signed Election Not to Participate in Settlement, the Settlement Administrator will have the right to demand additional proof of the Class Member’s identity. A Non-Participating Class Member will not participate in or be bound by the Settlement and the Judgment, except that an Aggrieved Employee will still be paid their allocation of the PAGA Payment and will remain bound by the release of the Released PAGA Claims regardless of their request for exclusion. Defendant will remain free to contest any claim brought by any Class Member that would have been barred by this Agreement, and nothing in this Agreement will constitute or be construed as a waiver of any defense Defendant has or could assert against such a claim. A Class Member who does not complete and mail a timely Election Not to Participate in Settlement in the manner and by the deadline specified above and in the Class Notice will automatically become a Participating Class Member and will be bound by all terms and conditions of the Settlement, including the Released Class Claims by the Class, if the Settlement is approved by the Court, and by the Judgment, regardless of whether he or she has objected to the Settlement. Persons who submit an Election Not to Participate in Settlement shall not be permitted to file objections to the Settlement or appear at the Final Approval Hearing to voice any objections to the Settlement.
All Participating Class Members who do not submit a valid and timely Election Not to Participate in Settlement will receive a Settlement Share, without the need to file a claim form, and will be bound by all of the terms of the Settlement, including without limitation, the release of the Released Class Claims by the Participating Class Members set forth in this Agreement.
Plaintiffs waive their right to request exclusion from the Settlement and may not do so.
d.Report. Not later than ten (10) calendar days after the deadline for submission of Elections Not to Participate in Settlement, the Settlement Administration will provide Class Counsel and Defendant’s Counsel with a complete and accurate list of all Participating Class Members and all Non-Participating Class Members.
d)Right of Defendant to Reject Settlement. If the number of Class Members who timely submit valid Elections Not to Participate in Settlement exceeds ten percent (10%) of the Class, Defendant, at its sole discretion, shall have the right but not the obligation to revoke the Settlement. Defendant shall exercise its revocation rights, if at all, within seven (7) days of receipt the list Participating Class Members and all Non-Participating Class Members provided for under Section III(F)(3)(d) of this Agreement. If Defendant exercises its revocation rights, the Parties will have no further obligations under the Settlement, including any obligation by Defendant to pay the Gross Settlement Amount, or any amounts that otherwise would have been owed under this Agreement, except that Settlement Administration Expenses as of the date that Defendant exercises the right to void the Settlement pursuant to this Paragraph will be paid by Defendant.
e)Additional Briefing and Final Approval.
a.Unless otherwise ordered by the Court, Class Counsel will file with the Court their motion for the Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment and Class Representative Service Payments no later than the date Plaintiffs file the Motion for Final Approval, and the application will be scheduled to be heard by the Court at the Final Approval Hearing.

b.Not later than sixteen (16) court days before the Final Approval Hearing, the Plaintiffs will file with the Court a motion for final approval of the Settlement, the PAGA Payment, and payment of the Settlement Administration Expenses. Class Counsel shall submit this Agreement and the motion for final approval to the LWDA at the same time as they are submitted to the Court, as required by PAGA, and shall transmit the Final Order and Judgement to the LWDA, as required by PAGA.
c.If any opposition is filed to the motion for final approval and/or the motion for the Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, Class Representative Service Payments, and the PAGA Payment, then not later than five (5) court days before the Final Approval Hearing, both Parties may file a reply in support of the motion for final approval, and Plaintiffs and Class Counsel may also file a reply in support of their motion for the Class Representative Service Payment, the Class Counsel Fees Payments, and the Class Counsel Litigation Expenses Payment.
d.If the Court does not grant final approval of the Settlement or grants final approval conditioned on any material change to the Settlement (including, but not limited to, the scope of release to be granted by Participating Class Members), then the Parties shall work together in good faith to address any concerns raised by the Court and propose a revised Settlement for the Court’s approval. However, an award by the Court of a lesser amount than that sought by Plaintiffs and Class Counsel for the PAGA Payment, Class Representative Service Payments, the Class Counsel Fees Payment, or the Class Counsel Litigation Expenses Payment, will not constitute a material modification to the Settlement within the meaning of this paragraph.
e.Upon final approval of the Settlement by the Court at or after the Final Approval Hearing, the Parties will present for the Court’s approval and entry the Judgment substantially in the form attached hereto as Exhibit C. After entry of the Judgment, the Court will have continuing jurisdiction over the Actions and the Settlement solely for purposes of (i) enforcing this Agreement, (ii) addressing settlement administration matters, and (iii) addressing such post-Judgment matters as may be appropriate under court rules or applicable law.
43.Waiver of Right to Appeal. Provided that the Judgment is consistent with the terms and conditions of this Agreement, Plaintiffs and Participating Class

Members who did not timely submit an objection to the Settlement, Defendant, and their respective counsel hereby waive any and all rights to appeal from the Judgment, including all rights to any post-judgment proceeding and appellate proceeding, such as, but not limited to, a motion to vacate judgment, a motion for new trial, and any extraordinary writ. The waiver of appeal does not include any waiver of the right to oppose any appeal, appellate proceedings or post-judgment proceedings. If an appeal is taken from the Judgment, the time for consummation of the Settlement (including making payments under the Settlement) will be suspended until such time as the appeal is finally resolved and the Judgment becomes Final.
44.Vacating, Reversal, or Material Modification of Judgment on Appeal or Review. If, after a notice of appeal, a petition for review, or a petition for certiorari, or any other motion, petition, or application, the reviewing Court vacates, reverses, or modifies the Judgment such that there is a material modification to the Settlement (including, but not limited to, the scope of release to be granted by Participating Class Members), and that Court’s decision is not completely reversed and the Judgment is not fully affirmed on review by a higher Court, then the Parties shall work together in good faith to address any concerns raised by the reviewing Court and propose a revised Settlement for the approval of the Court not later than fourteen days after the reviewing Court’s decision vacating, reversing, or materially modifying the Judgment becomes Final. A vacation, reversal, or modification of the Court’s award of the Class Representative Service Payments or the Class Counsel Fees Payment or Class Counsel Litigation Expenses Payment will not constitute a vacation, reversal, or material modification of the Judgment within the meaning of this paragraph, provided that Defendant’s obligation to make payments under this Settlement will remain limited by the Gross Settlement Amount.
45.Timing of Settlement Funding and Provision of Settlement Shares and Other Payments. Defendant shall fund the Gross Settlement Amount by depositing the money with the Settlement Administrator. Defendant shall fund the Gross Settlement Amount and the amount necessary to pay Defendant’s share of payroll taxes within fifteen (15) days of the Effective Date. Within fifteen (15) days after Defendant funds the Gross Settlement Amount, the Settlement Administrator will make payment of all Settlement Shares to all Participating Class Members, even if their Class Notice was undeliverable, as well as payment of Settlement Administration Expenses, the Class Counsel Fees Payment, the Class Counsel Litigation Expenses Payment, the Class Representative Service Payments and the PAGA Payment in accordance with this Agreement. Before Settlement Share checks are mailed, the Settlement Administrator shall update address information through the National Change of Address database.
46.Uncashed Settlement Share Checks. Uncashed Settlement Share Checks. A Participating Class Member or Aggrieved Employee must cash his or her

Settlement Share check within 180 days after it is mailed to him or her. The expiration date of the check must be conspicuously printed on the check. If a check is returned to the Settlement Administrator or not cashed within 120 days after the last mailing, the Settlement Administrator will make all reasonable efforts to re-mail it to the affected individual at his or her correct address by use of available email addresses, phone numbers, social security numbers, credit reports, LinkedIn and Facebook. If a Participating Class Member’s or Aggrieved Employee’s check is not cashed within 120 days after its last mailing to the affected individual, the Settlement Administrator will also send the individual a notice informing him or her that unless the check is cashed in the next 60 days, it will expire and become non-negotiable, and offer to replace the check if it was lost or misplaced but not cashed. If the check remains uncashed by the expiration of the 60 day period after this notice, the funds from such uncashed checks will be paid to the California State Controller’s Unclaimed Property Fund in the name of and for the benefit of the individual who did not cash their check, a and the Participating Class Member or Aggrieved Employee will remain bound by the Settlement, and shall look only to the State of California for recovery of such property. The Parties stipulate and agree that this provision of uncashed checks is in the best interests of the Class, within the meaning of Code of Civil Procedure section 384, as it avoid forfeiture by any Participating Class Member or Aggrieved Employees. The Parties agree that this disposition results in no "unpaid residue" within the meaning of California Code of Civil Procedure Section 384, as the entire Net Settlement Amount will be paid out to Participating Class Members or Aggrieved Employees, whether or not they all cash their Settlement Share checks.
47.Final Report by Settlement Administrator to Court. Within ten days after final disbursement of all funds from the Gross Settlement Amount, the Settlement Administrator will provide the Parties with a declaration proving a final report on the disbursements of all funds from the Gross Settlement Amount.
48.Release of Claims.
a)Participating Class Members. As of the Effective Date and upon full finding of the Gross Settlement Amount by Defendant, Defendant shall receive a release from the Participating Class Members of all claims that were or could have been alleged in the Complaints and/or Amended Complaints filed in the Actions under any state law, federal law, common law, equity or other theory arising in any way from the facts alleged in the Complaints and/or Amended Complaints filed in the Actions regarding the provision (or alleged non-provision) of wages, compensation, remuneration, expense reimbursements, premium payments, meal and/or rest breaks (or timing or length of any breaks provided), pre-shift or post-shift work, commute time, and/or wage statements provided to those class members (or the content or lack of content of any wage statements received), during the Class Period, and expressly excluding all other claims, including claims for wrongful termination, unemployment insurance, disability, social security, and workers’ compensation, and claims outside of the Class Period (“Released Class Claims”).
The Released Class Claims include all claims, rights, demands, liabilities, causes of action, and theories of liability of every nature and description, whether known or unknown, that were alleged against Defendant and/or any of the Released Parties, or which could have been alleged based on the facts pled against them in the Complaints and/or Amended Complaints in the Actions during the Class Period. These claims include claims for failure to pay wages for all hours worked, including overtime pay, minimum wages, premium pay, failure to pay for pre- or post-shift work, failure to pay for commute time, failure to pay wage guaranteed or wages at the agreed upon rate and/or failure to calculate wages due at the applicable statutory and/or regular rate of pay or compensation, failure to pay wages semi-monthly at designated times, failure to pay all wages due upon termination, failure to pay waiting time penalties, failure to provide and/or maintain copies of accurate itemized wage statements, failure to maintain records of hours worked and/or accurate payroll records, and/or for penalties (regardless of the recipient), failure to provide meal periods, failure to provide rest periods, failure to reimburse necessary business expenses, damages, interest, costs or attorneys’ fees, and violations of any local, state or federal law, whether for economic damages, non-economic damages, liquidated, or punitive damages, restitution, tort, contract, equitable relief, injunctive or declaratory relief, that occurred during the applicable California Class Period and arising from the facts that were alleged or could have been alleged in the Complaints and/or Amended Complaints in the Actions, including claims under any common laws, contract, Fair Labor Standards Act (“FLSA”), the California Business & Professions Code Sections 17200, et seq. (“UCL”), including claims asserted under the UCL predicated on violations of any state and/or federal law, including the FLSA, Cal. Code of Regulations, Title 8, Sections 11000, et seq., Wage Order 4 or any other applicable Wage Order, and the California Labor Code. Notwithstanding the foregoing, the Released Class Claims do not include any individual claim under the Section 16(b) of the FLSA, 29 U.S.C. § 216(b), as to a Participating Class Member who does not opt-in to the Settlement by cashing, depositing or endorsing his or her Settlement share check, to the extent that opting-in is required to release such FLSA claims.
b)Aggrieved Employees. As of the Effective Date and upon full funding of the Gross Settlement Amount by Defendant, Defendant shall be entitled to a release from the State of California of all PAGA claims pled or could have been pled based on the factual allegations contained in in the

Complaints and/or Amended Complaints filed in the Actions and the written notice(s) sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) that occurred during the PAGA Period as to the Aggrieved Employees and excluding all PAGA claims outside of the PAGA Period (“Released PAGA Claims”). The release of the Released PAGA Claims shall be effective as to all Aggrieved Employees, regardless of whether an Aggrieved Employee submitted a request for an exclusion from the Class.
c)Plaintiffs. Plaintiffs, for themselves, their successors, assigns, agents, executors, heirs and personal representatives, spouse and attorneys, and any and all of them, voluntarily and with the advice of counsel, waive and release any and all claims, obligations, demands, actions, rights, causes of action, and liabilities against Defendant and any of the Released Parties, including, without limitation, all claims that were or could have been alleged in the written notice sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) and the Complaints and/or Amended Complaints in the Actions under any state law, federal law, common law, equity or other theory arising in any way out of Plaintiffs’ employment with MISTRAS or any of the Released Parties. As part of these releases, Plaintiffs further release all unknown claims against Defendant and any of the Released Parties, covered by California Civil Code Section 1542, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Plaintiffs understand that they are each a “creditor” or “releasing party” within the meaning of California Civil Code Section 1542, and thereby that they expressly waive and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and under any statute, rule, or principle of common law or equity, of any jurisdiction, that is similar to Section 1542.
d)Class Counsel. As of the date the Defendant fully funds the Gross Settlement Amount, and except as otherwise provided by this Agreement and the Judgment, Class Counsel and any counsel associated with Class Counsel waive any claim to costs and attorneys’ fees and expenses against Defendant arising from or related to the Actions.
49.No Effect on Other Benefits. The Settlement Shares will not result in any additional benefit payments (such as 401(k) or bonus) beyond those provided by this Agreement to Plaintiffs or Participating Class Members, and Plaintiffs and Participating Class Members will be deemed to have waived all such claims, whether known or unknown by them, as part of their release of claims under this Agreement.
50.Limitation on Public Statements About Settlement. Neither Class Counsel nor Defendant’s Counsel shall publicize the Settlement prior to the Court granting preliminary approval, other than filing documents with the Court. Plaintiffs and Class Counsel and Defendant and Defendant’s Counsel agree that they will not issue any press releases or initiate any contact with the media about the fact, amount, or terms of the Settlement. If Plaintiffs or Class Counsel or Defendant or Defendant’s Counsel receives an inquiry about the Settlement from the media, they may respond only after the Motion for Preliminary Approval has been filed and only by confirming the accurate terms of the Settlement. This provision shall not prohibit Class Counsel from communicating with Class Members after preliminary approval is granted for the sole purpose of administering the Settlement. This provision also does not limit Class Counsel from complying with ethical obligations or from posting court-filed documents on a website for viewing by Class Members after preliminary approval. Nothing in this provision shall prevent Defendant or Plaintiffs from making any required disclosures.
IV.MISCELLANEOUS TERMS
51.No Admission of Liability or Class Certification for Other Purposes.
a)Defendant and the Released Parties deny that they have engaged in any unlawful activity, have failed to comply with the law in any respect, have any liability to anyone under the claims asserted in the Actions, or that but for the Settlement a class should be certified in the Actions. This Agreement is entered into solely for the purpose of compromising highly disputed claims. Nothing in this Agreement is intended or will be construed as an admission of liability or wrongdoing by Defendant or the Released Parties, or an admission by Plaintiffs that any of the claims were non-meritorious or any defense asserted by Defendant was meritorious. This Settlement and the fact that Plaintiffs and Defendant were willing to settle the Actions will have no bearing on, and will not be admissible in connection with, any litigation (other than solely in connection with effectuating the Settlement pursuant to this Agreement). Nothing in this Agreement shall be constructed as an admission by Defendant of any liability or wrongdoing as to Plaintiffs, Class Members, or any other person, and Defendant specifically disclaim any such liability or wrongdoing. Moreover, it is not, and it should not be construed as, any admission of fact or law in this matter or any other matter that a class action is appropriate. The Parties have entered into this settlement with the intention of avoiding further disputes and litigation with the attendant inconvenience, expenses and risks. Nothing in this Agreement shall be construed as an admission by Plaintiffs that Plaintiffs’ claims do not have merit or that class action is inappropriate.
b)Whether or not the Judgment becomes Final, neither the Settlement, this Agreement, any document, statement, proceeding or conduct related to the Settlement or the Agreement, nor any reports or accounting of those matters, will be (i) construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to Plaintiffs or Defendant or any of the Released Parties, including, but not limited to, evidence of a presumption, concession, indication or admission by any of the Released Parties of any liability, fault, wrongdoing, omission, concession or damage; or (ii) disclosed, referred to or offered in evidence against any of the Released Parties, in any further proceeding in the Actions, or any other civil, criminal or administrative action or proceeding except for purposes of effectuating the Settlement pursuant to this Agreement.
c)This section and all other provisions of this Agreement notwithstanding, any and all provisions of this Agreement may only be admitted in evidence and otherwise used in any and all proceedings for the limited purpose of enforcing any or all terms of this Agreement or defending any claims released or barred by this Agreement.
52.Integrated Agreement. After this Agreement is signed and delivered by all Parties and their counsel, this Agreement and its exhibits will constitute the entire agreement between the Parties relating to the Settlement, and it will then be deemed that no oral representations, warranties, covenants, or inducements have been made to any Party concerning this Agreement or its exhibits other than the representations, warranties, covenants, and inducements expressly stated in this Agreement and its exhibits.
53.Attorney Authorization. Class Counsel and Defendant’s Counsel warrant and represent that they are authorized by Plaintiffs and Defendant, respectively, to take all appropriate action required or permitted to be taken by such Parties pursuant to this Agreement to effectuate its terms, and to execute any other documents required to effectuate the terms of this Agreement including any amendments to this Agreement. The Parties and their counsel will cooperate with each other and use their best efforts to effect the implementation of the Settlement. In the event the Parties are unable to reach agreement on the form or content of any document needed to implement the Agreement, or on any supplemental provisions that may become necessary to effectuate the terms of this Agreement, the Parties will seek the assistance of the mediator for resolution.
54.No Prior Assignments: The Parties represent, covenant and warrant that they have not directly or indirectly assigned, transferred, encumbered or purported to assign, transfer, or encumber to any person or entity and portion of any liability, claim, demand, action, cause of action, or right released and discharged in this Settlement.
55.No Tax Advice: Neither Class Counsel nor Defendant’s Counsel intend anything contained in this Settlement to constitute advice regarding taxes or taxability, nor shall anything in this Settlement be relied upon as such within the meaning of United States Treasury Department Circular 230 (31 CFR Part 10, as amended) or otherwise.
56.Modification of Agreement. Except as set forth in section III.J.3 hereinabove this Agreement, and any and all parts of it, may be amended, modified, changed, or waived only by an express written instrument signed by all Parties or their representatives, and approved by the Court.
57.Agreement Binding on Successors. This Agreement will be binding upon, and inure to the benefit of, the successors of each of the Parties.
58.Applicable Law. All terms and conditions of this Agreement and its exhibits will be governed by and interpreted according to the laws of the State of California.
59.Cooperation in Drafting. The Parties have cooperated in the drafting and preparation of this Agreement. This Agreement will not be construed against any Party on the basis that the Party was the drafter or participated in the drafting.
60.Fair Settlement. The Parties and their respective counsel believe and warrant that this Agreement reflects a fair, reasonable, and adequate settlement of the Actions and have arrived at this Agreement through arms-length negotiations, taking into account all relevant factors, current and potential.
61.Nullification. If the Court for any reason that cannot be cured does not finally approve this Settlement, this Agreement shall be considered null and void and the Parties to this Agreement shall stand in the same position, without prejudice, as if the Agreement had been neither entered into nor filed with the Court. Invalidation of any material portion of this Agreement shall invalidate this Agreement in its entirety unless the Parties agree in writing that the remaining provisions shall remain in full force and effect.
62.Use and Return of Documents and Data. All originals, copies, and summaries of documents and data provided to Class Counsel by Defendant in connection with the mediation or other settlement negotiations in this matter may be used only with respect to this Settlement, and no other purpose, and may not be used in any way that violates any existing contractual agreement, statute, or rule. Within thirty days after the Gross Settlement Amount is fully funded by Defendant, Class Counsel will return or destroy and confirm in writing to Defendant the destruction of all such documents and data.

63.Headings. The descriptive heading of any section or paragraph of this Agreement is inserted for convenience of reference only and does not constitute a part of this Agreement.
64.Notice. All notices, demands or other communications given under this Agreement will be in writing and deemed to have been duly given as of the third business day after mailing by United States mail, addressed as follows:
To Plaintiffs and the Class:
Norman B. Blumenthal
Kyle R. Nordrehaug
Blumenthal Nordrehaug Bhowmik De Blouw LLP
2255 Calle Clara
La Jolla, CA 92037
Tel.: (858) 551-1223
Fax: (858) 551-1232
E-Mail: norm@bamlawca.com
kyle@bamlawca.com

To Defendant:

Christina T. Tellado
Samuel J. Stone
Holland & Knight LLP
400 South Hope Street, 8th Floor
Los Angeles, CA 90071
Tel.: (213) 896-2400
Fax: (213) 896-2450
Email:    christina.tellado@hklaw.com
    samuel.stone@hklaw.com

65.Execution in Counterparts. This Agreement may be executed in one or more counterparts by facsimile, electronically or email which for purposes of this Agreement shall be accepted as an original. All executed counterparts and each of them will be deemed to be one and the same instrument provided that counsel for the Parties will exchange between themselves signed counterparts. Any executed counterpart will be admissible in evidence to prove the existence and contents of this Agreement.
66.Stay of Litigation. The Parties agree that upon the execution of this Agreement the litigation shall be stayed, except to effectuate the terms of this Agreement. The Parties further agree that upon the signing of this Agreement that pursuant to CCP section 583.330 to extend the date to bring a case to trial under CCP section 583.310 for the entire period of this settlement process from the mediation with the Jeffrey Krivis on February 16, 2021 until the earlier of the Effective Date or the date this Agreement shall not longer be of any force or effect.
67.Continuing Jurisdiction. The Court shall retain continuing jurisdiction over the Actions under CCP section 664.6 to ensure the continuing implementation of this Agreement and enforcement of the Settlement until performance in full of the terms of this Settlement.

V.EXECUTION BY PARTIES AND COUNSEL
The Parties and their counsel hereby execute this Agreement.

Dated: __________        __________________________________
                Plaintiff Brenda Price

Dated: __________        __________________________________
                Plaintiff Justin Price

Dated: __________        __________________________________
Michael Keefe, Executive Vice President, General Counsel
For Defendant Mistras Group, Inc.

APPROVED AS TO FORM AND CONTENT:

Dated: __________        __________________________________
Norman Blumenthal
Blumenthal Nordrehaug Bhowmik De Blouw LLP
Attorney for Plaintiff

Dated: __________        __________________________________
Christina T. Tellado
Holland & Knight LLP
Attorney for Defendant

EXHIBIT A
[NOTICE OF PROPOSED SETTLEMENT OF CLASS ACTION AND HEARING DATE FOR FINAL COURT APPROVAL]

NOTICE OF PROPOSED SETTLEMENT OF CLASS ACTION
AND HEARING DATE FOR FINAL COURT APPROVAL

Price v. Mistras Group, Inc., Superior Court of the State of California,
County of Los Angeles, Case No. 20STCV22485, and related Case No. 20LBCV00408

YOUR LEGAL RIGHTS MAY BE AFFECTED WHETHER YOU ACT OR DO NOT ACT. PLEASE READ THIS NOTICE CAREFULLY.

SUMMARY OF YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT:
Do Nothing and Receive a Payment
To receive a cash payment from the Settlement, you do not have to do anything. The actual amount you receive may be different and will depend on a number of factors.
Additional information is set forth below.

Exclude Yourself On or before [60 days from mailing]
To exclude yourself, you must send a written request for exclusion to the Settlement Administrator as provided below. If you request exclusion, you will receive no money from the Settlement and you will not be bound by the Settlement. However, if you are also an Aggrieved Employee and excludes yourself, you will still be paid your allocation of the PAGA Payment and will remain bound by the release of the Released PAGA Claims regardless of whether you submit a request for exclusion.
Instructions are set forth below.

Object On or before [60 days from mailing]	Write to the Court about why you do not agree with the Settlement or appear at the Final Approval Hearing to make an oral objection. Instructions are provided below.
Final Approval Hearing
The Court will hold a Final Approval Hearing at __________ on ________________ , at the Los Angeles County Superior Court, Spring Street Courthouse, located at 312 North Spring Street, Los Angeles, CA 90012, in Department 1 before Judge Daniel J. Buckley.
This hearing may change as explained below in Section 9.

Your options are further explained in this Class Notice. To exclude yourself from, or object to, the settlement you must take action by certain deadlines. If you want to participate in the Settlement as proposed, you do not need to do anything to obtain your share of the Settlement. Defendant will not retaliate against you for any actions you take with respect to the Settlement.

1. Why did I get this Notice?
A proposed class action settlement (the “Settlement”) of the above-captioned action pending in the Superior Court of the State of California, in and for the County of Los Angeles (the “Court”), has been reached between Plaintiffs Brenda Price and Justin Price (“Plaintiffs”) and Defendant Mistras Group, Inc. (“Defendant”) and has been granted preliminary approval by the Court. You may be entitled to receive money from this Settlement.
You have received this Notice because you have been identified as a member of the Class, which is defined as:
All individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the Class Period.
The “Class Period” is June 10, 2016 through July 31, 2021, with the exception of any Class members who were part of the California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3:15-cv-02198-EMC (“Viceral”) whose Class Period is limited to February 18, 2017 through July 31, 2021
This Notice explains the lawsuit, the Settlement, and your legal rights. It is important that you read this Notice carefully as your rights may be affected by the Settlement.

2. What is this class action lawsuit about?
On June 10, 2020, Plaintiff Justin Price filed a proposed Class Action Complaint in the Court, alleging the following claims against Defendant: unfair competition, failure to pay minimum wages, failure to pay overtime wages, failure to provide required meal periods, failure to provide required rest periods, failure to reimburse employees for required expenses, failure to provide accurate itemized wage statements, and failure to pay wages when due. On March 15, 2021, Plaintiffs filed a First Amended Complaint in the Class Action adding Plaintiff Brenda Price. On September 18, 2020, Plaintiff Justin Price filed a separate Complaint against Defendant in the Superior Court of the State of California, County of Los Angeles (“PAGA Action”) which asserted a single cause of action seeking civil penalties for violations of the Private Attorneys General Act, Cal. Labor Code §§ 2698 et seq. (“PAGA”) based upon the above alleged violations. These lawsuits are referred to in this Class Notice as the “Actions.” As part of the Settlements, the Actions were consolidated on _______________.

Defendant denies that it has done anything wrong and disputes all the claims in the Action. Specifically, Defendant contends that Plaintiffs and the Class Members were, at all times, properly compensated for wages under California law; that Plaintiffs and the Class Members were provided with meal and rest periods in compliance with California law; that Defendant did not fail to pay to Plaintiffs or any Class Members any wages allegedly due at the time of their termination; that Defendant complied with California wage statement requirements; that Defendant did not violate California Business and Professions Code section 17200 et seq.; that Defendant is not liable for any of the penalties sought or that could be sought in the Actions; and that this Actions cannot be maintained as a class or representative action.
The Court granted preliminary approval of the Settlement on <<INSERT PRELIMINARY APPROVAL DATE>>. At that time, the Court also preliminarily approved the Plaintiffs to serve as the Class Representatives, and the law firm Blumenthal Nordrehaug Bhowmik De Blouw LLP to serve as Class Counsel.
The Court has not ruled on the merits of Plaintiffs’ claims. However, to avoid additional expense, inconvenience, and interference with the business operations of Defendant, the Parties concluded that it is in their best interests and the interests of the Class to settle the Actions now on the terms summarized in this Notice. The Settlement was reached after mediation and arm’s-length negotiations between the Parties. The Plaintiffs and Class Counsel think the settlement is in the best interest of all Class Members.
Accordingly, the Settlement constitutes a compromise of disputed claims and should not be construed as an admission of liability on the part of Defendant, which expressly denies all liability.

3. What are the terms of the Settlement?
Gross Settlement Amount. Defendant has agreed to pay an “all in” amount of Two Million Three Hundred Thousand Dollars ($2,300,000) (the “Gross Settlement Amount”) to fund the settlement of the Actions. The Gross Settlement Amount includes all payments of Settlement Shares to Class Members contemplated by the Settlement, the Settlement Administration Expenses, the Class Representative Service Payments, Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, and the PAGA Payment for civil penalties under PAGA. Any employer-side payroll taxes on the portion of the Settlement Shares allocated to wages shall be separately paid by Defendant.
Within fifteen (15) days of the Judgment becoming Final, Defendant will fund the Gross Settlement Amount by depositing the money with the Settlement Administrator. “Final” means the Judgment is entered, or if there are objections or any appeal, the date the Judgment is no longer subject to appeal. Fifteen (15) days after the Settlement is funded, the Settlement Administrator will mail checks for the Settlement Shares to Participating Class Members

Amounts to be Paid From the Gross Settlement Amount. The proposed payments, subject to Court approval, will be deducted from the Gross Settlement Amount before payments of Settlement Shares are made to Class Members who do not request exclusion (“Participating Class Members”):
•Settlement Administration Expenses. Payment to the Settlement Administrator, estimated not to exceed $__________, for expenses, including expenses of notifying the Class Members of the Settlement, processing opt outs, and distributing settlement checks and tax forms.
•Attorneys’ Fees and Costs. Payment to Class Counsel of reasonable attorneys’ fees not to exceed one-third (1/3) of the Gross Settlement Amount, which presently equals $766,666, and an additional amount to reimburse actual litigation costs incurred by the Plaintiffs not to exceed $30,000. Class Counsel has been prosecuting the Actions on behalf of Plaintiffs and the Class on a contingency fee basis (that is, without being paid any money to date) and has been paying all litigation costs and expenses. The amounts stated are what Class Counsel will be requesting and the final amounts to be paid will be decided at the Final Approval Hearing.
•Class Representative Service Payments. A Class Representative Service Payment in an amount not more than $10,000 to each of the two named Plaintiffs as service awards, which is a combined total of $20,000 for Class Representative Service Payments, or such lesser amount as may be approved by the Court, to compensate them for services on behalf of the Class in initiating and prosecuting the Action, and for the risks they undertook. The amounts stated are what Plaintiffs will be requesting and the final amounts to be paid will be decided at the Final Approval Hearing.
•PAGA Payment. A payment of $50,000 relating to Plaintiffs’ claim under PAGA, $37,500 of which will be paid to the State of California’s Labor and Workforce Development Agency (“LWDA”). The remaining will $12,500 will be distributed to the Aggrieved Employees based on their respective pay periods worked during the PAGA Period, which is June 1, 2019 through July 31, 2021. “Aggrieved Employees” means all individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the PAGA Period.
Calculation of Payments to Class Members. After all of the payments of the court-approved Attorneys’ Fees and Costs, the Class Representative Service Payments, the PAGA Payment, and the Settlement Administration Expenses are deducted from the Gross Settlement Amount, the remaining portion, the “Net Settlement Amount”, shall be distributed as Settlement Shares to the Participating Class Members. The Net Settlement Amount is estimated to be at least $_____________. The Settlement Administrator will pay a Settlement Share from the Net Settlement Amount to each Participating Class Member. The Settlement Share for each Participating Class Member will be calculated as follows: (a) the Settlement Administrator shall then divide the Net Settlement Amount by the total number of weeks worked by the Class during the Class Period to determine a dollar amount per week (“Weekly Rate”); and (iii) the Settlement Administrator shall then take the number of weeks worked by each Participating Class Member and multiply it by the Weekly Rate to calculate their Settlement Share. The number of weeks worked will be based on Defendant’s records, however, Class Members may challenge the number of weeks worked as explained below.
If the Settlement is approved by the Court and you do not exclude yourself, you will automatically be mailed a check for your Settlement Share to the same address as this Class Notice. You do not have to do anything to receive a payment. If your address has changed, you must contact the Settlement Administrator to inform them of your correct address to ensure you receive your payment.
Tax Matters. One-third (1/3) of each Participating Class Member’s Settlement Share is in settlement of wage claims (the “Wage Portion”). Accordingly, the Wage Portion is subject to wage withholdings, and shall be reported on IRS Form W-2. Two-Thirds (2/3) of each Participating Class Member’s Settlement Share is in settlement of claims for penalties and interest allegedly due to employees (collectively the “Non-Wage Portion”). The Non-Wage Portion shall not be subject to wage withholdings, and shall be reported on IRS Form 1099. The employee portion of all applicable income and payroll taxes will be the responsibility of the Participating Class Members. Neither Class Counsel nor Defendant’s Counsel intend anything contained in this Class Notice to constitute advice regarding taxes or taxability. The tax issues for each Participating Class Member are unique to him/her, and each Participating Class Member may wish to consult a tax advisor concerning the tax consequences of the payments received under the Settlement.
Conditions of Settlement. This Settlement and your receipt of the Settlement Share payment is conditioned upon the Court entering an order granting final approval of the Settlement and entering judgment.

4. What Do I Release Under the Settlement?
Released Class Claims. As of the Effective Date and upon full finding of the Gross Settlement Amount by Defendant, Defendant shall receive a release from the Participating Class Members of all claims that were or could have been alleged in the Complaints and/or Amended Complaints filed in the Actions under any state law, federal law, common law, equity or other theory arising in any way from the facts alleged in the Complaints and/or Amended Complaints filed in the Actions regarding the provision (or alleged non-provision) of wages, compensation, remuneration, expense reimbursements, premium payments, meal and/or rest breaks (or timing or length of any breaks provided), pre-shift or post-shift work, commute time, and/or wage statements provided to those class members (or the content or lack of content of any wage statements received), during the Class Period, and expressly excluding all other claims, including claims for wrongful termination, unemployment insurance, disability, social security, and workers’ compensation, and claims outside of the Class Period (“Released Class Claims”).

This means that, if you do not timely and formally exclude yourself from the settlement, you cannot sue, continue to sue, or be part of any other lawsuit against Defendant and any other Released Party about the Released Class Claims resolved by this Settlement. It also means that all of the Court’s orders in the Actions will apply to you and legally bind you.
Released PAGA Claims. As of the Effective Date and upon full funding of the Gross Settlement Amount by Defendant, Defendant shall be entitled to a release from the State of California of all PAGA claims pled or could have been pled based on the factual allegations contained in in the Complaints and/or Amended Complaints filed in the Actions and the written notice(s) sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) that occurred during the PAGA Period as to the Aggrieved Employees and excluding all PAGA claims outside of the PAGA Period (“Released PAGA Claims”). The release of the Released PAGA Claims shall be effective as to all Aggrieved Employees, regardless of whether an Aggrieved Employee submitted a request for an exclusion from the Class.

5. How much will my payment be?

Defendant’s records reflect that you worked <<_____>> weeks during the Class Period (June 10, 2016 through July 31, 2021, with the exception of any Class members who were part of the California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3:15-cv-02198-EMC (“Viceral”) whose Class Period is limited to February 18, 2017 through July 31, 2021).

Based on this information, your estimated Settlement Share from the Net Settlement Amount is <<_______>>.

Defendant’s records reflect that you worked <<_____>> pay periods during the during the PAGA Period (June 1, 2019 through July 31, 2021). Based on this information your estimated share of the PAGA Payment is <<_______>>.
If you wish to challenge the information set forth above, then you must submit a written, signed dispute challenging the information along with supporting documents, to the Settlement Administrator at the address provided in this Class Notice no later than ___________________ [sixty (60) days after the mailing of the Class Notice or 75 days in the case of re-mailing]. You may also fax the dispute to ________________ or email the dispute to ____________________ by no later than ________________[sixty (60) days after the date of the mailing of the Class Notice or 75 days after in the case of re-mailing].

6. How can I get a payment?
To get money from the Settlement, you do not have to do anything. A check for your Settlement Share will be mailed automatically to the same address as this Class Notice. If your address is incorrect or has changed, you must notify the Settlement Administrator. The Settlement Administrator is: _________________ (800) __________.
The Court will hold a Final Approval Hearing on ________________ at _____________ to decide whether to approve the Settlement and fix the amounts to be paid as attorneys’ fees and costs to Class Counsel and as service payments to Plaintiffs. If the Court approves the Settlement and there are no objections or appeals, payments will be mailed approximately two months after this hearing. If there are objections or appeals, resolving them can take time, perhaps more than a year. Please be patient.

7. What if I don’t want to be a part of the Settlement?
If you do not wish to participate in the Settlement, you may exclude yourself from the Settlement or “opt out.” If you opt out, you will not receive a Settlement Share from the Settlement, and you will not be bound by its terms, which means you will retain the right to sue Defendant for the Released Class Claims. However, Aggrieved Employees who opt out will still be paid their allocation of the PAGA Payment and will remain bound by the release of the Released PAGA Claims regardless whether they submit a request for exclusion. The PAGA Payment is $50,000, of which $12,500 will be distributed to the Aggrieved Employees to be allocated based on their respective pay periods worked during the “PAGA Period”, which is June 1, 2019 through July 31, 2021. If you worked during the PAGA Period, your share of the PAGA Payment is set forth in Section 5 above.
To opt out, you must submit to the Settlement Administrator, by First Class Mail, a written, signed and dated request to opt-out postmarked no later than _____________ [sixty (60) days after the date of the Notice or 75 days after the Notice in the case of re-mailing]. You may also fax your request to opt out to ________________ or email the dispute to ____________________ by no later than ________________[sixty (60) days after the date of the mailing of the Class Notice or 75 days after in the case of re-mailing]. The request to opt-out should state in substance that you wish to excluded from the class settlement in the Price v. Mistras Group lawsuit. The request to opt-out should state the Class Member’s full name, address, telephone number, the last-four digits social security number for verification purposes, the approximate dates of employment in California by Defendant. Please include the name and number of the case, which is Price v. Mistras Group, Inc, Case No. 20STCV22485. The request to opt-out must be completed and signed by you. No other person may opt-out for a living member of the Class.
The address for the Settlement Administrator is ______________________________________. Written requests for exclusion that are postmarked after ______________, or are incomplete or unsigned will be rejected, and those Class Members will remain bound by the Settlement and the release described above.

8. How do I tell the Court that I don’t agree with the Settlement?

Any Class Member who has not opted out and believes that the Settlement should not be finally approved by the Court for any reason may object to the proposed Settlement. Objections may be in writing and should state your (the Class Member’s) name, current address, telephone number, and the dates of your employment in California with Defendant, and describe why you object to the Settlement and whether you intend to appear at the Final Approval Hearing. All written objections or other correspondence should also state the name and number of the case, which is Price v. Mistras Group, in the Superior Court of the State of California, County of Los Angeles, Case No. 20STCV22485.
The written objections must be mailed to the Settlement Administrator at ______________________________________________________ no later than ________________ [sixty (60) days after the date of the Notice or 75 days after the Notice in the case of re-mailing]. You may also fax the dispute to ______________ or email the dispute to ____________________ by no later than ________________ [sixty (60) days after the date of the mailing of the Class Notice or 75 days after in the case of re-mailing].
Alternatively, Class Members may appear remotely at the Final Approval Hearing on ________________ at ___________ a.m. to make an oral objection without submitting a written objection or to otherwise participate in the Final Approval Hearing. Only remote appearances at the hearing are allowed. To appear at the hearing, you must schedule a remote appearance through Court Connect at https://www.lacourt.org/lacc/. Check the Court’s website for the most current information.
To object to the Settlement, you must not opt out, and if the Court approves the Settlement despite your objection, you will be bound by the terms of the Settlement in the same way as Class Members who do not object
The addresses for Parties’ counsel are as follows:
CLASS COUNSEL:
Kyle Nordrehaug
Blumenthal Nordrehaug Bhowmik DeBlouw LLP
2255 Calle Clara
La Jolla, CA 92037
Telephone: 858.551.1223
Facsimile: 858.551.1232
Email: Kyle@bamlawca.com

COUNSEL FOR DEFENDANT:
Christina T. Tellado
Samuel J. Stone
Holland & Knight LLP
400 South Hope Street, 8th Floor
Los Angeles, CA 90071

9. When and where will the Court decide whether to approve the Settlement?
The Court will hold a Final Approval Hearing at __________ a.m. (Pacific Standard Time) on ________________, in Department 1 of the Superior Court of California, County of Los Angeles, Spring Street Courthouse, 312 North Spring Street, Los Angeles, California 90012, before Judge Daniel J. Buckley. At this hearing the Court will consider whether the Settlement is fair, reasonable, and adequate. The purpose of this hearing is for the Court to determine whether to grant final approval to the Settlement and to fix the amounts to be paid as attorneys’ fees and costs to Class Counsel and as service payments to Plaintiffs. If there are objections, the Court will consider them. This hearing may be rescheduled by the Court without further notice to you. If you are interested in participating in the Final Approval Hearing, you should confirm the date, time and location by contacting Class Counsel. You are not required to attend the Final Approval Hearing, although any Class Member is welcome to attend the hearing remotely using the Court Connect procedure at https://www.lacourt.org/lacc/. If the hearing is continued, notice will be posted on Class Counsel’s website at www.bamlawca.com under “Class Notices” for Price v. Mistras Group. In addition, hearing dates are posted on the Internet via the Case Access page for the California Superior Court for the County of Los Angeles (http://www.lacourt.org/casesummary/ui/index.aspx?casetype=civil) and entering the Case No. 20STCV22485.

10. How do I get more information about the Settlement?
You may call the Settlement Administrator at ____________ or write to Price v. Mistras Group Settlement Administrator, c/o ____________________________.
This Class Notice summarizes the proposed settlement. More details are in the Settlement Agreement. You may receive a copy of the Settlement Agreement, the Judgment, the motion for attorneys’ fees, costs and service awards, the motion for final approval or other Settlement documents by going to Class Counsel’s website at www.bamlawca.com under “Class Notices” for Price v. Mistras Group. You may get more details by examining the Court’s file on the Internet via the Case Access page for the California Superior Court for the County of Los Angeles (http://www.lacourt.org/casesummary/ui/index.aspx?casetype=civil) and entering the Case No. 20STCV22485. If you wish to view the Court files in person, you must make an appointment with the Clerk’s Office at the Stanley Mosk Courthouse by calling (213) 830-0800.
PLEASE DO NOT CALL THE COURT ABOUT THIS NOTICE.
IMPORTANT:
•You must inform the Settlement Administrator of any change of address to ensure receipt of your Settlement Share.

•Settlement checks will be null and void 180 days after issuance if not deposited or cashed, and this expiration date is printed on the check. In such event, the Settlement Administrator shall direct all unclaimed funds to be paid to the California State Controller’s Unclaimed Property Fund in the name of the Participating Class Member where you may claim the funds. If your check is lost or misplaced, you should contact the Settlement Administrator immediately to request a replacement.

EXHIBIT B
[ORDER GRANTING PRELIMINARY APPROVAL OF THE SETTLEMENT]

SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF LOS ANGELES

JUSTIN PRICE and BRENDA PRICE, individuals, on behalf of themselves, and on behalf of all persons similarly situated,

Plaintiff,

vs.

MISTRAS GROUP, INC., a Corporation; and Does 1 through 50, Inclusive,

Defendants.

CASE NO.: 20STCV22485
RELATED CASE: 20LBCV00408

[PROPOSED] PRELIMINARY APPROVAL ORDER

Hearing Date: _____________
Hearing Time:

Judge:     Hon. Daniel J. Buckley
Dept.: SS-1

Complaint Filed: June 10, 2020
Trial date: None Set

This matter came before the Honorable Daniel J. Buckley of the Superior Court of the State of California, in and for the County Los Angeles, on __________[DATE], for hearing on the unopposed motion by Plaintiffs Justin Price and Brenda Price (“Plaintiffs”) for preliminary approval of the Settlement with Defendant Mistras Group, Inc. (“Defendant”) on a class basis. The Court, having considered the briefs, argument of counsel and all matters presented to the Court and good cause appearing, hereby GRANTS Plaintiffs’ Motion for Preliminary Approval of Class Action Settlement.
IT IS HEREBY ORDERED:
1.The Court preliminarily approves the Class Action Settlement Agreement (“Agreement” or “Settlement”) attached as Exhibit ___ to the Declaration of Kyle Nordrehaug in Support of Plaintiffs’ Motion for Preliminary Approval of Class Action Settlement. This is based on the Court’s determination that the Settlement set forth in the Agreement is within the range of possible final approval, pursuant to the provisions of Section 382 of the California Code of Civil Procedure and California Rules of Court, rule 3.769.
2.This Order incorporates by reference the definitions in the Agreement, and all terms defined therein shall have the same meaning in this Order as set forth in the Agreement.
3.The Gross Settlement Amount that Defendant shall pay is Two Million Three Hundred Thousand Dollars ($2,300,000). It appears to the Court on a preliminary basis that the settlement amount and terms are fair, adequate and reasonable as to all potential Class Members when balanced against the probable outcome of further litigation and the significant risks relating to certification, liability and damages issues. It further appears that investigation and research have been conducted such that counsel for the Parties are able to reasonably evaluate their respective positions. It further appears to the Court that the Settlement will avoid substantial additional costs by all Parties, as well as avoid the delay and risks that would be presented by the further prosecution of the Action. It further appears that the Settlement has been reached as the result of serious and non-collusive, arms-length negotiations.
4.The Court preliminarily finds that the Settlement appears to be within the range of reasonableness of a settlement that could ultimately be given final approval by this Court. The Court has reviewed the monetary recovery that is being granted as part of the Settlement and preliminarily finds that the monetary settlement awards made available to the Class is fair, adequate, and reasonable when balanced against the probable outcome of further litigation and the significant risks relating to certification, liability, and damages issues.
5.The Agreement specifies for an attorneys’ fees award not to exceed one-third of the Gross Settlement Amount, an award of litigation expenses incurred, not to exceed $30,000, and a proposed Class Representative Service Payment to the two Plaintiffs in an amount not to exceed $10,000 each, which is $20,000 in total to the two named Plaintiffs. The Court will not approve the amount of attorneys' fees and costs, nor the amount of any service award, until the

Final Approval Hearing. Plaintiffs will be required to present evidence supporting these requests, including lodestar, prior to final approval.
6.The Court recognizes that Plaintiffs and Defendant stipulate and agree to representative treatment and certification of a class for settlement purposes only. This stipulation will not be deemed admissible in this or any other proceeding should this Settlement not become final. For settlement purposes only, the Court conditionally certifies the following Class: “all individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the Class Period.” The Class Period is from June 10, 2016 through July 31, 2021, with the exception of any Class members who were part of the California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3:15-cv-02198-EMC (“Viceral”) whose Class Period is limited to February 18, 2017 through July 31, 2021.
7.The Court concludes that, for settlement purposes only, the Class meets the requirements for certification under section 382 of the California Code of Civil Procedure in that: (a) the Class is ascertainable and so numerous that joinder of all members of the Class is impracticable; (b) common questions of law and fact predominate, and there is a well-defined community of interest amongst the members of the Class with respect to the subject matter of the litigation; (c) the claims of the Plaintiffs are typical of the claims of the members of the Class; (d) the Plaintiffs will fairly and adequately protect the interests of the members of the Class; (e) a class action is superior to other available methods for the efficient adjudication of this controversy; and (f) counsel for the Class is qualified to act as counsel for the Class and the Plaintiffs are adequate representatives of the Class.
8.The Court provisionally appoints Plaintiffs as the representatives of the Class. The Court provisionally appoints Norman B. Blumenthal, Kyle R. Nordrehaug, and Aparajit Bhowmik of Blumenthal Nordrehaug Bhowmik De Blouw LLP as Class Counsel for the Class.

9.The Court hereby approves, as to form and content, the Notice of Proposed Settlement of Class Action and Hearing Date for Final Court Approval (“Class Notice”) attached to the Agreement as Exhibit A. The Court finds that the Class Notice appears to fully and accurately inform the Class of all material elements of the proposed Settlement, of the Class Members’ right to be excluded from the Class by submitting a written opt-out request, and of each member’s right and opportunity to object to the Settlement. The Court further finds that the distribution of the Class Notice substantially in the manner and form set forth in the Agreement and this Order meets the requirements of due process, is the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all persons entitled thereto. The Court orders the mailing of the Class Notice by first class mail, both in English and Spanish, pursuant to the terms set forth in the Agreement. If a Class Notice Packet is returned because of an incorrect address, the Settlement Administrator will promptly search for a more current address for the Class Member and re-mail the Class Notice Packet to the Class Member no later than seven (7) business days after the receipt of the undelivered Class Notice. The Settlement Administrator will also email a copy of the re-mailed Class Notice to the Class Member if there is an available email address in the Class Data.
10.The Court hereby appoints Simpluris as Settlement Administrator. No later than 14 days after this Order, Defendant will provide to the Settlement Administrator an electronic database containing the Class Data. The Settlement Administrator will perform address updates and verifications as necessary prior to the first mailing. Using best efforts to mail it as soon as possible, and in no event later than 14 days after receiving the Class Data, the Settlement Administrator will mail the Class Notice Packet to all Class Members via first-class regular U.S. Mail to their last known address.
11.The Court hereby preliminarily approves the proposed procedure for exclusion from the Settlement. Any Class Member may individually choose to opt out of and be excluded from the Class as provided in the Class Notice by following the instructions for requesting exclusion from the Class that are set forth in the Class Notice. All requests for exclusion must be postmarked or received no later than sixty (60) calendar days after the date of the mailing of the Class Notice. If a Class Notice Packet is re-mailed, the response date for requests for exclusion will be extended an additional 15 days. An Election Not to Participate may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice. Any such person who chooses to opt out of and be excluded from the Class will not be entitled to any recovery under the Settlement and will not be bound by the Settlement or have any right to object, appeal or comment thereon. Class Members who have not requested exclusion shall be bound by all determinations of the Court, the Agreement and the Judgment. A request for exclusion may only opt out that particular individual, and any attempt to effect an opt-out of a group, class, or subclass of individuals is not permitted and will be deemed invalid.
12.Any Class Member who has not opted out may appear at the final approval hearing and may object or express the Member’s views regarding the Settlement, and may present evidence and file briefs or other papers that may be proper and relevant to the issues to be heard and determined by the Court as provided in the Notice. Class Members will have sixty (60) days from the date of the mailing of the Class Notices to mail their written objections to the Settlement Administrator with copies to counsel for both Parties in accordance with the instructions in the Class Notice. If a Class Notice Packet is re-mailed, the response date for written objections will be extended an additional 15 days. Written objections may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice. Alternatively, Class Members may appear at the Final Approval Hearing to make an oral objection.
13.A final approval hearing shall be held before this Court on _____________ ______________ at in Department 1 at the Spring Street Courthouse of the Los Angeles County Superior Court to hear the motion for final approval and the motion for attorneys’ fees and costs, and to determine all necessary matters concerning the Settlement, including: whether the proposed settlement of the Action on the terms and conditions provided for in the Agreement is fair, adequate and reasonable and should be finally approved by the Court; whether the Final Approval Order and Judgment should be entered herein; whether the plan of allocation contained in the Agreement should be approved as fair, adequate and reasonable to the Class Members; and to finally approve attorneys’ fees and costs, service awards, and the fees and expenses of the Settlement Administrator. All papers in support of the motion for final approval and the motion for attorneys’ fees, costs and service awards shall be filed with the Court and served on all counsel no later than sixteen (16) court days before the hearing and shall be heard at this final approval hearing.
14.Neither the Settlement nor any exhibit, document, or instrument delivered thereunder shall be construed as a concession or admission by Defendant in any way that the claims asserted have any merit or that this Action was properly brought as a class or representative action, and shall not be used as evidence of, or used against Defendant as, an admission or indication in any way, including with respect to any claim of any liability, wrongdoing, fault or omission by Defendant or with respect to the truth of any allegation asserted by any person. Whether or not the Settlement is finally approved, neither the Settlement, nor any exhibit, document, statement, proceeding or conduct related to the Settlement, nor any reports or accounts thereof, shall in any event be construed as, offered or admitted in evidence as, received as or deemed to be evidence for any purpose adverse to the Defendant, including, but not limited to, evidence of a presumption, concession, indication or admission by Defendant of any liability, fault, wrongdoing, omission, concession or damage.
15.In the event the Settlement does not become effective in accordance with the terms of the Agreement, or the Settlement is not finally approved, or is terminated, canceled or fails to become effective for any reason, this Order shall be rendered null and void and shall be vacated, and the Parties shall revert to their respective positions as of before entering into the Agreement, and expressly reserve their respective rights regarding the prosecution and defense of this Action, including all available defenses and affirmative defenses, and arguments that any claim in the Action could not be certified as a class action and/or managed as a representative action . In such an event, the Court’s orders regarding the Settlement, including this Order, shall not be used or referred to in litigation for any purpose. Nothing in this paragraph is intended to alter the terms of the Agreement with respect to the effect of the Agreement if it is not approved.
16.The Court reserves the right to adjourn or continue the date of the final approval hearing and all dates provided for in the Agreement without further notice to Class Members, and retains jurisdiction to consider all further applications arising out of or connected with the proposed Settlement.
IT IS SO ORDERED.
Dated:

HON. DANIEL J. BUCKLEY
JUDGE OF THE SUPERIOR COURT OF CALIFORNIA

EXHIBIT C
[FINAL APPROVAL ORDER AND JUDGMENT]

SUPERIOR COURT OF THE STATE OF CALIFORNIA
COUNTY OF LOS ANGELES

JUSTIN PRICE and BRENDA PRICE, individuals, on behalf of themselves, and on behalf of all persons similarly situated,

Plaintiff,

vs.

MISTRAS GROUP, INC., a Corporation; and Does 1 through 50, Inclusive,

Defendants.

CASE NO.: 20STCV22485
RELATED CASE NO.: 20LBCV00408
[PROPOSED] FINAL APPROVAL ORDER AND JUDGMENT

Hearing Date: _____________
Hearing Time:

Judge:     Hon. Daniel J. Buckley
Dept.: SS-1

Complaint Filed: June 10, 2020
Trial date: None Set

The unopposed motion of Plaintiffs Justin Price and Brenda Price (“Plaintiffs”) for an order finally approving the Class Action Settlement Agreement (“Agreement” or “Settlement”) with Defendant Mistras Group, Inc. (“Defendant”), attorneys’ fees and costs, service payment, and the expenses of the Settlement Administrator duly came on for hearing on _______________ before the Honorable Daniel J. Buckley.
I.
FINDINGS
    Based on the oral and written argument and evidence presented in connection with the motion, the Court makes the following findings:
1.All terms used herein shall have the same meaning as defined in the Agreement.
2.This Court has jurisdiction over the subject matter of this litigation pending before the Superior Court for the State of California, in and for the County of Los Angeles, and over all Parties to this litigation, including the Class.
3.Based on a review of the papers submitted by Plaintiffs and a review of the applicable law, the Court finds that the Gross Settlement Amount of Two Million Three Hundred Thousand Dollars ($2,300,000) and the terms set forth in the Agreement are fair, reasonable, and adequate.
4.The Court further finds that the Settlement was the result of arm’s length negotiations conducted after Class Counsel had adequately investigated the claims and became familiar with the strengths and weaknesses of those claims. In particular, the amount of the Settlement, and the assistance of an experienced mediator in the settlement process, among other factors, support the Court’s conclusion that the Settlement is fair, reasonable, and adequate.

Preliminary Approval of the Settlement
5.On ____________, 2021, the Court granted preliminary approval of the Settlement. At this same time, the Court approved conditional certification of the Class for settlement purposes only.
Notice to the Class
6.In compliance with the Preliminary Approval Order, the Court-approved Class Notice was mailed by first class mail to members of the Class at their last-known addresses on or about _______________. Mailing of the Class Notice to their last-known addresses was the best notice practicable under the circumstances and was reasonably calculated to communicate actual notice of the litigation and the proposed settlement to the Class. The Class Notice given to the Class Members fully and accurately informed the Class Members of all material elements of the proposed Settlement and of their opportunity to object to or comment thereon or to seek exclusion from the Settlement; was valid, due, and sufficient notice to all Class Members; and complied fully with the laws of the State of California, the United States Constitution, due process and other applicable law. The Class Notice fairly and adequately described the Settlement and provided Class Members adequate instructions and a variety of means to obtain additional information.
7.The deadline for opting out or submitting written objections to the Settlement was _____________, which for re-mailings was extended by 15 days. There was an adequate interval between notice and the deadline to permit Class Members to choose what to do and to act on their decision. A full and fair opportunity has been afforded to the Class Members to participate in this hearing, and all Class Members and other persons wishing to be heard have had a full and fair opportunity to be heard. Class Members also have had a full and fair opportunity to exclude themselves from the proposed Settlement and Class. Accordingly, the Court determines that all Class Members who did not timely and properly submit a request for exclusion are bound by the Settlement and this Final Approval Order and Judgment.

Fairness of the Settlement
8.The Agreement is entitled to a presumption of fairness. Dunk v. Ford Motor Co. 48 Cal.App.4th 1794, 1801 (1996).
    a.    The settlement was reached through arm's-length bargaining between the Parties during an all-day mediation before Jeffrey Krivis, an experienced mediator of wage and hour class actions. There has been no collusion between the Parties in reaching the Settlement.
        b.    Plaintiffs’ and their counsel’s investigation and discovery have been sufficient to allow the Court and counsel to act intelligently.
        c.    Counsel for all Parties are experienced in similar employment class action litigation. Plaintiffs’ counsel recommended approval of the Agreement.
        d.    The percentage of objectors and requests for exclusion is small. ____ objections were received. ________ requests for exclusion were received.
        e.    The participation rate was high. _______ Class Members will be mailed a settlement payment, representing _____% of the overall Class.
9.The consideration to be given to the Class Members under the terms of the Agreement is fair, reasonable and adequate considering the strengths and weaknesses of the claims asserted in this action and is fair, reasonable and adequate compensation for the release of Class Members’ claims, given the uncertainties and significant risks of the litigation and the delays which would ensue from continued prosecution of the action.
10.The Agreement is approved as fair, adequate and reasonable and in the best interests of the Class Members.
Attorneys’ Fees and Costs
11.An award of $             for attorneys’ fees, representing one-third of the Gross Settlement Amount, and $______________ for litigation costs and expenses, is reasonable, in light of the contingent nature of Class Counsel’s fee, the hours worked by Class

Counsel, and the results achieved by Class Counsel. The requested award has been supported by Class Counsel’s lodestar and billing statement.
Class Representative Service Payments
12.The Agreement provides for a Class Representative Service Payments of not more than $10,000 to each of the two Plaintiffs, subject to the Court’s approval. The Court finds that Class Representative Service Payments in the amount of $         to each Plaintiff is reasonable in light of the risks and burdens undertaken by the Plaintiffs in this litigation, for their time and effort in bringing and prosecuting this matter on behalf of the Class, and for their execution of a general release.
Settlement Administration Expenses
13.The Settlement Administrator shall calculate and administer the payment to be made to the Class Members, transmit payment for attorneys’ fees and costs to Class Counsel, transmit the Class Representative Service Payments to the Plaintiffs, issue all required tax reporting forms, calculate withholdings and perform the other remaining duties set forth in the Agreement. The Settlement Administrator has documented $________ in fees and expenses, and this amount is reasonable in light of the work performed by the Settlement Administrator.
PAGA Payment
14. The Agreement provides for a PAGA Payment out of the Gross Settlement Amount of $50,000, which shall be allocated $37,500 to the Labor & Workforce Development Agency (“LWDA”) as the LWDA’s 75% share of the settlement of civil penalties paid under this Agreement pursuant to the PAGA and $12,500 to be distributed to the Aggrieved Employees based on their respective pay periods worked during the PAGA Period, which is June 1, 2019 through July 31, 2021. “Aggrieved Employees” means all individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the PAGA Period. Pursuant to Labor Code section 2699, subdivision (l)(2), the LWDA was provided notice of the Agreement and these settlement terms and has not indicated any objection thereto. The Court finds this PAGA Payment to be reasonable.
II.
ORDERS
    Based on the foregoing findings, and good cause appearing, IT IS HEREBY ORDERED:
    1.    The Class is certified for the purposes of settlement only. The Class is hereby defined as follows:
All individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the Class Period.

The “Class Period” is June 10, 2016 through July 31, 2021, with the exception of any Class members who were part of the California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3:15-cv-02198-EMC (“Viceral”) whose Class Period is limited to February 18, 2017 through July 31, 2021.
    2.    All persons who meet the foregoing definition are members of the Class, except for those individuals who filed a valid request for exclusion (“opt out”) from the Class. [INSERT REFERENCE TO IDENTIFY ANY OPT OUTS].
    3.    The Agreement is hereby finally approved as fair, reasonable, adequate, and in the best interest of the Class.
    4.    Class Counsel are awarded attorneys’ fees in the amount of $         and costs in the amount of $_________. Class Counsel shall not seek or obtain any other compensation or reimbursement from Defendant, Plaintiffs or members of the Class.
    5.    The payment of Class Representative Service Payments in the amount of $    _______ to each of the Plaintiffs is approved.
    6.    The payment of $_____________ to the Settlement Administrator for their fees and expenses is approved.

    7.    The PAGA Payment of $50,000 is approved to be distributed in accordance with the Agreement.
    8.    Pursuant to Labor Code section 2699, subdivision (l)(2), Class Counsel shall submit a copy of this Final Approval Order and Judgment to the LWDA within 10 days after its entry.
    9.    Neither the Agreement nor this Settlement is an admission by Defendant, nor is this Final Approval Order and Judgment a finding, of the validity of any claims in the Action or of any wrongdoing by Defendant or that this Action is appropriate for class or representative treatment (other than for settlement purposes). Neither this Final Approval Order and Judgment, the Agreement, nor any document referred to herein, nor any action taken to carry out the Agreement is, may be construed as, or may be used as an admission by or against Defendant of any fault, wrongdoing or liability whatsoever. The entering into or carrying out of the Agreement, and any negotiations or proceedings related thereto, shall not in any event be construed as, or deemed to be evidence of, an admission or concession with regard to the denials or defenses by Defendant. Notwithstanding these restrictions, Defendant may file in the Action or in any other proceeding this Final Approval Order and Judgment, the Agreement, or any other papers and records on file in the Action as evidence of the Settlement to support a defense of res judicata, collateral estoppel, release, or other theory of claim or issue preclusion or similar defense as to the Released Class Claims.
    10.    Notice of entry of this Final Approval Order and Judgment shall be given to all Parties by Class Counsel on behalf of Plaintiffs and all Class Members. The Final Approval Order and Judgment shall be posted on Class Counsel’s website as set forth in the Class Notice to the Class. It shall not be necessary to send notice of entry of this Final Approval Order and Judgment to individual Class Members.
    11.    If the Agreement does not become final and effective in accordance with the terms of the Agreement, then this Final Approval Order and Judgment, and all orders entered in connection herewith, shall be rendered null and void and shall be vacated, and the Parties shall revert to their respective positions as of before entering into the Agreement, and expressly reserve their respective rights regarding the prosecution and defense of this Action, including all available defenses and affirmative defenses, and arguments that any claim in the Action could not be certified as a class action and/or managed as a representative action.

IT IS HEREBY ORDERED, ADJUDICATED AND DECREED THAT:
15.Except as set forth in the Agreement and this Final Approval Order and Judgment, Plaintiffs, and all members of the Class, shall take nothing in the Action.
16.The Court shall retain jurisdiction to construe, interpret, implement and enforce the Agreement, to hear and resolve any contested challenge to a claim for settlement benefits, and to supervise and adjudicate any dispute arising from or in connection with the distribution of settlement benefits.
17.All Parties shall bear their own attorneys’ fees and costs, except as otherwise provided in the Agreement and in this Final Approval Order and Judgment.
18.As of the Effective Date and upon full finding of the Gross Settlement Amount by Defendant, each Class Member who has not validly opted out will be deemed to have released the “Released Class Claims” against the Defendant and all of the “Released Parties” as set forth in the Agreement.
19.As used in paragraph 4 above, the quoted terms have the meanings set forth below:
(a)“Released Class Claims” means all claims that were or could have been alleged in the Complaints and/or Amended Complaints filed in the Actions under any state law, federal law, common law, equity or other theory arising in any way from the facts alleged in the Complaints and/or Amended Complaints filed in the Actions regarding the provision (or alleged non-provision) of wages, compensation, remuneration, expense reimbursements, premium payments, meal and/or rest breaks (or timing or length of any breaks provided), pre-shift or post-shift work, commute time, and/or wage statements provided to those class members (or the content or lack of content of any wage statements received), during the Class Period, and expressly excluding all other claims, including claims for wrongful termination, unemployment insurance, disability, social security, and workers’ compensation, and claims outside of the Class Period. The Released Class Claims include all claims, rights, demands, liabilities, causes of action, and theories of liability of every nature and description, whether known or unknown, that were alleged against Defendant and/or any of the Released Parties, or which could have been alleged based on the facts pled against them in the Complaints and/or Amended Complaints in the Actions during the Class Period. These claims include claims for failure to pay wages for all hours worked, including overtime pay, minimum wages, premium pay, failure to pay for pre- or post-shift work, failure to pay for commute time, failure to pay wage guaranteed or wages at the agreed upon rate and/or failure to calculate wages due at the applicable statutory and/or regular rate of pay or compensation, failure to pay wages semi-monthly at designated times, failure to pay all wages due upon termination, failure to pay waiting time penalties, failure to provide and/or maintain copies of accurate itemized wage statements, failure to maintain records of hours worked and/or accurate payroll records, and/or for penalties (regardless of the recipient), failure to provide meal periods, failure to provide rest periods, failure to reimburse necessary business expenses, damages, interest, costs or attorneys’ fees, and violations of any local, state or federal law, whether for economic damages, non-economic damages, liquidated, or punitive damages, restitution, tort, contract, equitable relief, injunctive or declaratory relief, that occurred during the applicable California Class Period and arising from the facts that were alleged or could have been alleged in the Complaints and/or Amended Complaints in the Actions, including claims under any common laws, contract, Fair Labor Standards Act (“FLSA”), the California Business & Professions Code Sections 17200, et seq. (“UCL”), including claims asserted under the UCL predicated on violations of any state and/or federal law, including the FLSA, Cal. Code of

Regulations, Title 8, Sections 11000, et seq., Wage Order 4 or any other applicable Wage Order, and the California Labor Code. Notwithstanding the foregoing, the Released Class Claims do not include any individual claim under the Section 16(b) of the FLSA, 29 U.S.C. § 216(b), as to a Participating Class Member who does not opt-in to the Settlement by cashing, depositing or endorsing his or her Settlement share check, to the extent that opting-in is required to release such FLSA claims.
(b)“Released Parties” means, collectively, Defendant, Defendant’s past and present corporate affiliates, subsidiaries, divisions, related entities, divested businesses and business units, and the board members, officers, employees, agents, representatives, insurers and attorneys of any of the same.
20.As of the Effective Date and upon full funding of the Gross Settlement Amount by Defendant, Defendant shall receive a release from the State of California of all PAGA claims pled or could have been pled based on the factual allegations contained in in the Complaints and/or Amended Complaints filed in the Actions and the written notice(s) sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) that occurred during the PAGA Period as to the Aggrieved Employees and excluding all PAGA claims outside of the PAGA Period (“Released PAGA Claims”). The release of the Released PAGA Claims shall be effective as to all Aggrieved Employees, regardless of whether an Aggrieved Employee submitted a request for an exclusion from the Class.
21.Plaintiffs have generally released all claims as set forth in the Agreement and have agreed to a waiver of Civil Code section 1542.
22.If any Participating Class Member’s check remains uncashed by the expiration date, the funds from such uncashed checks will be paid to the California State Controller’s Unclaimed Property Fund in the name of the Participating Class Member.
23.The Court hereby enters judgment in the entire Action as of the filing date of this Order and Judgment, pursuant to the terms set forth in the Settlement. Without affecting the finality of this Order and Judgment in any way, the Court hereby retains continuing jurisdiction over the interpretation, implementation, and enforcement of the Settlement and all orders entered in connection therewith pursuant to California Code of Civil Procedure section 664.6.
LET JUDGMENT BE FORTHWITH ENTERED ACCORDINGLY. IT IS SO ORDERED.

Dated:

HON. DANIEL J. BUCKLEY
JUDGE OF THE SUPERIOR COURT OF CALIFORNIA